Exhibit 10.2
Execution Copy
SECOND AMENDED AND RESTATED PURCHASE AGREEMENT
          This SECOND AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2010, is by and among DIAMOND RESORTS FINANCE HOLDING COMPANY, a Delaware corporation (the “Seller”), and DIAMOND RESORTS DEPOSITOR 2008 LLC, a Delaware limited liability company (the “Depositor”), and their respective permitted successors and assigns, and hereby amends and restates in its entirety that certain amended and restated purchase agreement, dated as of July 16, 2010 (the “A/R Purchase Agreement”), among the parties thereto, which amended and restated in its entirety that certain purchase agreement, dated as of November 3, 2008 (the “Original Purchase Agreement”), among the parties thereto.
W I T N E S S E T H:
          WHEREAS, the parties hereto desire to amend and restate in its entirety the A/R Purchase Agreement as provided herein, and all actions required to do so under the A/R Purchase Agreement have been taken;
          WHEREAS, pursuant to the A/R Purchase Agreement, the Seller had sold and Depositor had purchased Timeshare Loans and from time to time, in accordance with the terms hereof;
          WHEREAS, pursuant to the terms hereof, the Seller will sell and the Depositor will purchase Timeshare Loans;
          WHEREAS, pursuant to the terms hereof, the Seller may, and in certain circumstances, will be required to, provide Qualified Substitute Timeshare Loans for Timeshare Loans previously sold to the Depositor hereunder (including, for the avoidance of doubt, Timeshare Loans sold to the Depositor under the Original Purchase Agreement);
          NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
          SECTION 1. Definitions; Interpretation. Capitalized terms used but not defined herein shall have the meanings specified in the Third Amended and Restated Standard Definitions (the “Standard Definitions”) attached as Annex A to that certain third amended and restated indenture, dated as of August 31, 2010, by and among Diamond Resorts Issuer 2008 LLC as issuer, Diamond Resorts Financial Services, Inc. as servicer, Credit Suisse AG, Cayman Islands Branch as agent and Wells Fargo Bank, National Association as indenture trustee, custodian and back-up servicer (the “Indenture”). To the extent that the Standard Definitions attached to the Indenture are further amended from time to time in accordance with the terms of the Indenture, such amended Standard Definitions shall apply to and be incorporated in this Agreement by reference as though attached hereto.
          SECTION 2. Acquisition of Timeshare Loans.

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          (a) Timeshare Loans. On each Funding Date or Transfer Date, as the case may be, in return for the Timeshare Loan Acquisition Price for each Timeshare Loan to be sold on such Funding Date, the Seller does hereby sell, transfer, assign and grant to the Depositor, without recourse (except as provided in Section 6 and Section 8 hereof), all of the Seller’s right, title and interest in and to: (i) each Timeshare Loan listed on the related Borrowing Notice, (ii) the Receivables in respect of such Timeshare Loans due after the related Cut-Off Date, (iii) the related Timeshare Loan Documents, (iv) all Related Security in respect of each such Timeshare Loan, (v) the rights and remedies of the Seller under the distribution and assignment agreements, contribution and assignment agreements and such other assignments, bills of sale and other transfer documents executed and delivered in connection with the sale and transfer of such Timeshare Loans, and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property described in the foregoing clauses (i) through (vi) being referred to as the “Conveyed Timeshare Property”). Upon such sale, the ownership of each such Timeshare Loan and all collections allocable to principal and interest thereon due after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(a) shall immediately vest in the Depositor, its successors and assigns. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Timeshare Loan for any purpose whatsoever other than for consolidated financial and federal and state income tax reporting.
          (b) Delivery of Timeshare Loan Documents. In connection with the sale, transfer, assignment and conveyance of the Timeshare Loans hereunder, the Depositor hereby directs the Seller and the Seller hereby agrees to deliver or cause to be delivered, at least five Business Days prior to each Funding Date or Transfer Date, as the case may be, to the Custodian or the In-Transit Custodian, as the case may be, all related Timeshare Loan Files and to the Servicer all related Timeshare Loan Servicing Files.
          (c) Collections. The Seller shall deposit or cause to be deposited all collections in respect of Timeshare Loans conveyed hereunder that are received by it on or after the related Cut-Off Date in the Collection Account.
          (d) No Further Obligations. Based on the Seller’s representation and warranty in clause (oo) of Schedule I, neither the Depositor nor any subsequent assignee of the Depositor shall have any obligation or liability with respect to any Timeshare Loan nor shall the Depositor or any subsequent assignee have any liability to any Obligor in respect of any Timeshare Loan. It is the intention of the parties hereto that no such obligation or liability is being assumed by the Depositor or any subsequent assignee herewith and any such obligation or liability is hereby expressly disclaimed.
          SECTION 3. Intended Characterization; Grant of Security Interest. It is the intention of the parties hereto that each transfer of Timeshare Loans to be made pursuant to the terms hereof shall constitute a sale by the Seller to the Depositor and not a loan secured by such Timeshare Loans. In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not a sale, it is the intention of the parties hereto that (i) the Seller shall be deemed to have Granted and does hereby Grant to the Depositor as of the date

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hereof a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under, whether now owned or existing or hereafter acquired or arising, the Conveyed Timeshare Property specified in Section 2 hereof and the proceeds thereof, and (ii) this Agreement shall constitute a security agreement under applicable law. In the event of the characterization of any such transfer as a loan, the amount of interest payable or paid with respect to such loan under the terms of this Agreement shall be limited to an amount which shall not exceed the maximum non-usurious rate of interest allowed by the applicable state law or any applicable law of the United States permitting a higher maximum non-usurious rate that preempts such applicable state law, which could lawfully be contracted for, charged or received (the “Highest Lawful Rate”). In the event any payment of interest on any such loan exceeds the Highest Lawful Rate, the parties hereto stipulate that: (a) to the extent possible given the term of such loan, such excess amount previously paid or to be paid with respect to such loan be applied to reduce the principal balance of such loan, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and (b) to the extent that the reduction of the principal balance of, and the amounts collectible under, such loan and the reformation of the provisions thereof described in the immediately preceding clause (a) is not possible given the term of such loan, such excess amount will be deemed to have been paid with respect to such loan as a result of an error and upon discovery of such error or upon notice thereof by any party hereto such amount shall be refunded by the recipient thereof.
          The characterization of the Seller as “debtor” and the Depositor as “secured party” in any financing statement required hereunder is solely for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale to the Depositor of the Seller’s entire right, title and interest in and to the Conveyed Timeshare Property.
          SECTION 4. Conditions Precedent to Acquisition of Timeshare Loans. The obligations of the Depositor to purchase any Timeshare Loans hereunder shall be subject to the satisfaction of the following conditions:
          (a) With respect to the Initial Funding Date, all representations and warranties of the Seller contained in Section 5 hereof and all information provided in the Schedule of Timeshare Loans attached hereto as Exhibit A shall be true and correct as of the Closing Date, and the Seller shall have delivered to the Depositor an Officer’s Certificate to such effect.
          (b) With respect to each subsequent Funding Date and each Transfer Date, all representations and warranties of the Seller contained in Section 5(a) hereof shall be true and correct on the related Funding Date or Transfer Date, as the case may be, as if made on such date, and all representations and warranties as to the Timeshare Loans contained in Section 5(b) and all information provided in the Schedule of Timeshare Loans in respect of the Timeshare Loans (including the Qualified Substitute Timeshare Loans conveyed on such Transfer Date) shall be true and correct on the related Funding Date or Transfer Date, as the case may be.

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          (c) On or prior to the Closing Date, a Funding Date or a Transfer Date, as the case may be, the Seller shall have delivered or shall have caused the delivery of (i) in the case of Eligible Timeshare Loans (other than Eligible In-Transit Loans) the related Timeshare Loan Files to the Custodian and the Custodian shall have delivered a Trust Receipt therefor pursuant to the Custodial Agreement, (ii) in the case of Eligible In-Transit Loans, the related Timeshare Loan Files to the In-Transit Custodian, and the In-Transit Custodian shall have delivered an In-Transit Trust Receipt therefor pursuant to the In-Transit Custodial Agreement, (iii) the Timeshare Loan Servicing Files to the Servicer, (iv) an updated Schedule of Timeshare Loans to the Custodian, the Servicer, the Depositor, the Indenture Trustee and the Agent, and (v) an updated Schedule of Eligible In-Transit Loans to the In-Transit Custodian, the Servicer, the Depositor, the Indenture Trustee and the Agent.
          (d) Each transfer, assignment, sale and grant shall be evidenced by a transfer certificate in the form attached hereto as Exhibit B. The Seller shall have delivered or caused to be delivered all other information theretofore required or reasonably requested by the Depositor to be delivered by the Seller or performed or caused to be performed all other obligations required to be performed as of the Closing Date, Funding Date or Transfer Date, as the case may be, including all filings, recordings and/or registrations as may be necessary in the opinion of the Depositor to establish and preserve the right, title and interest of the Depositor in the related Timeshare Loans.
          (e) On the related Funding Date, the Indenture shall be in full force and effect and no Funding Termination Event shall have occurred and is continuing.
          (f) Each of the conditions precedent to a Borrowing under the Indenture and the Note Funding Agreement shall have been satisfied.
          (g) Each Timeshare Loan conveyed on a Funding Date shall be an Eligible Timeshare Loan.
          (h) Each Qualified Substitute Timeshare Loan replacing a Timeshare Loan shall satisfy each of the criteria specified in the definition of “Qualified Substitute Timeshare Loan” and each of the conditions herein and in the Indenture for substitution of Timeshare Loans shall have been satisfied.
          (i) The Seller shall have delivered such other certificates and opinions as shall be reasonably requested by the Depositor or its assignee.
          SECTION 5. Representations and Warranties and Certain Covenants of the Seller.
          (a) The Seller represents and warrants to the Depositor as of the Amendment Closing Date and on each Funding Date and Transfer Date (with respect to any Timeshare Loans or Qualified Substitute Timeshare Loans transferred on such Funding Date or Transfer Date) as follows:

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          (i) Due Incorporation; Valid Existence; Good Standing. The Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; and is duly qualified to do business as a foreign company and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business of the Seller or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any portion of the Conveyed Timeshare Property.
          (ii) Possession of Licenses, Certificates, Franchises and Permits. The Seller holds, and at all times during the term of this Agreement will hold, all material licenses, certificates, franchises and permits from all governmental authorities necessary for the conduct of its business, and has received no notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Conveyed Timeshare Property.
          (iii) Corporate Authority and Power. The Seller has, and at all times during the term of this Agreement will have, all requisite corporate power and authority to own its properties, to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder. The Seller has all requisite corporate power and authority to acquire, own, transfer and convey the Conveyed Timeshare Property to the Depositor.
          (iv) Authorization, Execution and Delivery; Valid and Binding. This Agreement and all other Transaction Documents and instruments required or contemplated hereby to be executed and delivered by the Seller have been duly authorized, executed and delivered by the Seller and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against the Seller in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, or reorganization of the Seller and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law. This Agreement constitutes a valid transfer of the Seller’s interest in the Conveyed Timeshare Property to the Depositor or the valid creation of a first

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priority perfected security interest in the Conveyed Timeshare Property in favor of the Depositor.
          (v) No Violation of Law, Rule, Regulation, etc. The execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party do not and will not (A) violate any of the provisions of the certificate of incorporation or by-laws of the Seller, (B) violate any provision of any law, governmental rule or regulation currently in effect applicable to the Seller or its properties or by which the Seller or its properties may be bound or affected, including, without limitation, any bulk transfer laws, (C) violate any judgment, decree, writ, injunction, award, determination or order currently in effect applicable to the Seller or its properties or by which the Seller or its properties are bound or affected, (D) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which the Seller is a party or by which it is bound or (E) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.
          (vi) Governmental Consent. No consent, approval, order or authorization of, and no filing with or notice to, any court or other Governmental Authority in respect of the Seller is required which has not been obtained in connection with the authorization, execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which it is a party or under the transactions contemplated hereunder or thereunder, including, without limitation, the transfer of the Conveyed Timeshare Property and the creation of the security interest of the Depositor therein pursuant to Section 3 hereof.
          (vii) Defaults. The Seller is not in default under any material agreement, contract, instrument or indenture to which the Seller is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, in each case, which would have a material adverse effect on the transactions contemplated hereunder or on the business, operations, financial condition or assets of the Seller, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.
          (viii) No Material Adverse Effect. Since the end of Diamond Resorts Corporation’s most recent, audited fiscal year, there has been no Material Adverse Effect with respect to any Diamond Resorts Entity.
          (ix) Insolvency. The Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, the transfer of the Conveyed Timeshare Property hereunder. On the Amendment Closing Date, or a Funding

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Date or a Transfer Date, as applicable, the Seller will not engage in any business or transaction for which any property remaining with the Seller would constitute an unreasonably small amount of capital.
          (x) Pending Litigation or Other Proceedings. There is no pending or, to the best of the Seller’s knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting the Seller which, if decided adversely, would materially and adversely affect (A) the condition (financial or otherwise), business or operations of the Seller, (B) the ability of the Seller to perform its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document to which it is a party, (C) any of the Conveyed Timeshare Property or title of the Seller to any of the Conveyed Timeshare Property, or (D) the Depositor’s or the Indenture Trustee’s ability to foreclose or otherwise enforce its rights with respect to any of the Conveyed Timeshare Property, including without limitation the right to revoke or otherwise terminate the Right-to-Use Agreements and related Right-to-Use Interests, and the rights of the Obligors to use and occupy the related Timeshare Interest.
          (xi) Information. No document, certificate or report furnished or required to be furnished by or on behalf of the Seller pursuant to this Agreement, in its capacity as the Seller, contains or will contain when furnished any untrue statement of a material fact or fails, or will fail, to state a material fact necessary in order to make the statements contained therein not misleading. There are no facts known to the Seller which, individually or in the aggregate, materially adversely affect, or which (aside from general economic trends) may reasonably be expected to materially adversely affect in the future, the financial condition or assets or business of the Seller, or which may impair the ability of the Seller to perform its obligations under this Agreement and any other Transaction Document to which it is a party, which have not been disclosed herein or therein or in the certificates and other documents furnished to the Depositor by or on behalf of the Seller pursuant hereto or thereto specifically for use in connection with the transactions contemplated hereby or thereby.
          (xii) Foreign Tax Liability. The Seller is not aware of any Obligor under a Timeshare Loan who has withheld any portion of payments due under such Timeshare Loan because of the requirements of a foreign taxing authority, and no foreign taxing authority has contacted the Seller concerning a withholding or other foreign tax liability.
          (xiii) Employee Benefit Plan Liability. As of the Amendment Closing Date and each Funding Date and Transfer Date, as applicable, (i) no “accumulated funding deficiency” (as such term is defined under ERISA and the Code), whether or not waived, exists with respect to any “employee pension benefit plan” (as such term is defined under ERISA) sponsored, maintained or contributed to by the Seller or any of its Affiliates with respect to any plan year beginning prior to January 1, 2010, and, to the Seller’s knowledge, no event has

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occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of any plan year beginning prior to January 1, 2010; (ii) no unpaid “minimum required contribution” (as such term is defined under ERISA and the Code), whether or not such funding deficiency is waived, exists with respect to any employee pension benefit plan sponsored, maintained or contributed to by the Seller or any of its Affiliates with respect to any plan year beginning after December 31, 2009, and, to the Seller’s knowledge, no event has occurred or circumstance exists that may result in an unpaid minimum required contribution as of the last day of the plan year beginning after December 31, 2009 of any such plan; (iii) the Seller and each of its Affiliates has made all contributions required under each multiemployer plan (as such term is defined under ERISA) to which the Seller or any of its Affiliates contributes or in which the Seller or any of its Affiliates participates (a “Seller Multiemployer Plan”); and (iv) neither the Seller nor any of its Affiliates has withdrawn from any Seller Multiemployer Plan with respect to which there is any outstanding liability and, to the Seller’s knowledge, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the partition, termination, reorganization or insolvency of, any Seller Multiemployer Plan that could result in any liability to the Seller.
          (xiv) Taxes. The Seller has filed all tax returns (federal, state and local) which it reasonably believes are required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges due from the Seller or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings or such failure will not have a material adverse effect on the rights and interests of the Depositor. The Seller knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves have not been established. The Seller intends to pay all such taxes, assessments and governmental charges when due.
          (xv) Place of Business. The place of business where the Servicer on behalf of the Seller keeps its records concerning the Timeshare Loans will be 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 (or such other place specified by the Seller by written notice to the Depositor and the Indenture Trustee). The principal place of business and chief executive office of the Seller is located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 (or such other place specified by the Seller by written notice to the Depositor and the Indenture Trustee).
          (xvi) Securities Laws. The Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No portion of the Timeshare Loan Acquisition Price for each of the Timeshare Loans will be used by the Seller to acquire any security in any transaction which is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended.

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          (xvii) Ownership of the Seller. One hundred percent (100%) of the outstanding capital stock of the Seller is directly owned (both beneficially and of record) by Diamond Resorts Corporation, a Maryland corporation. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire membership interests from the Seller.
          (b) The Seller hereby: (i) represents and warrants that immediately prior to the transfer of any Timeshare Loan to the Depositor, the Seller had full legal and equitable title to such Timeshare Loan, free and clear of any liens and encumbrances, and (ii) makes the representations and warranties contained in Schedule I hereto with respect to each Timeshare Loan, and certain limited representations and warranties contained in Schedule II hereto with respect to the Resorts, such representations and warranties in both clauses (i) and (ii) for the benefit of the Depositor, the Indenture Trustee for the benefit of the Noteholders and the Agent with respect to each Timeshare Loan and certain Resorts as of the Closing Date, each Funding Date and each Transfer Date (with respect to the Timeshare Loans and the Qualified Substitute Timeshare Loans transferred on such Funding Date or Transfer Date), as applicable.
          (c) It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive the sale of any Conveyed Timeshare Property to the Depositor and any assignment of such Conveyed Timeshare Property by the Depositor to the Indenture Trustee for the benefit of the Noteholders and shall continue until the Notes are paid in full or otherwise released or discharged. The Seller acknowledges that it has been advised that the Depositor intends to assign all of its right, title and interest in and to the Conveyed Timeshare Property and its rights and remedies under this Agreement to the Indenture Trustee for the benefit of the Noteholders. The Seller agrees that, upon any such assignment, the Indenture Trustee may enforce directly, without joinder of the Depositor (but subject to any defense that the Seller may have under this Agreement) all rights and remedies hereunder.
          (d) With respect to any representations and warranties contained in Section 5(a) and Section 5(b) hereof, which are made to the Seller’s knowledge, if it is discovered that any representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Timeshare Loan or the interests of the Depositor or any assignee thereof, then notwithstanding the Seller’s lack of knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made, such inaccuracy shall be deemed a breach of such representation or warranty for purposes of the repurchase or substitution obligations described herein.
          SECTION 6. Repurchases and Substitutions.
          (a) Mandatory Repurchase and Substitution for Breaches of Representations and Warranties. Upon the receipt of notice by the Seller of a breach of any of the representations and warranties in Section 5(a) or Section 5(b) hereof which materially and adversely affects the value of a Timeshare Loan or the interests of the Depositor or any subsequent assignee of the Depositor (including the Indenture Trustee for the benefit of the Noteholders) therein, the Seller shall within 30 days of such notice,

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cure in all material respects the circumstance or condition which has caused such representation or warranty to be incorrect or either: (i) repurchase such Timeshare Loan at the Repurchase Price, or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Timeshare Loan and pay the related Substitution Shortfall Amount, if any; provided, that to the extent an Amortization Event has occurred and is continuing, the Seller shall use its best efforts to repurchase each Timeshare Loan instead of replacing such Timeshare Loan.
          (b) Deliberately Omitted.
          (c) Deliberately Omitted.
          (d) Payment of Repurchase Prices and Substitution Shortfall Amounts. The Depositor hereby directs and the Seller hereby agrees to remit all amounts in respect of Repurchase Prices and Substitution Shortfall Amounts in immediately available funds to the Indenture Trustee. In the event that more than one Timeshare Loan is substituted pursuant to Section 6(a) hereof on any Transfer Date, the Substitution Shortfall Amounts and the Loan Balances of Qualified Substitute Timeshare Loans shall be calculated on an aggregate basis for all substitutions made on such Transfer Date.
          (e) Schedule of Timeshare Loans. The Depositor hereby directs, and the Seller hereby agrees, on each date on which a Timeshare Loan has been repurchased, purchased or substituted, to provide the Depositor and the Indenture Trustee with a revised Schedule of Timeshare Loans reflecting the removal and/or substitution of such Timeshare Loans and subjecting any Qualified Substitute Timeshare Loans to the provisions of this Agreement.
          (f) Officer’s Certificate for Qualified Substitute Timeshare Loans. The Seller shall, on each Transfer Date, certify in writing to the Depositor and the Indenture Trustee that each new Timeshare Loan meets all the criteria of the definition of “Qualified Substitute Timeshare Loan” and that (i) the Timeshare Loan Files for such Qualified Substitute Timeshare Loans have been delivered to the Custodian and (ii) the Timeshare Loan Servicing Files for such Qualified Substitute Timeshare Loans have been delivered to the Servicer.
          (g) Release. In connection with any repurchase, purchase or substitution of one or more Timeshare Loans contemplated by this Section 6, upon satisfaction of the conditions contained in this Section 6, the Depositor shall execute and deliver such releases and instruments of transfer or assignment presented to it by the Seller, in each case without recourse, as shall be necessary to vest in the Seller the legal and beneficial ownership of such Timeshare Loans, provided, however, that with respect to any release of a Timeshare Loan that is substituted by a Qualified Substitute Timeshare Loan, the Depositor shall not execute and deliver or cause the execution and delivery of such releases and instruments of transfer or assignment until the Agent and the Servicer receive a Trust Receipt or an In-Transit Trust Receipt, as the case may be, for such Qualified Substitute Timeshare Loan. The Depositor shall cause the Custodian or the In-Transit Custodian, as the case may be, to release the related Timeshare Loan Files to the

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Seller or its designee and the Servicer to release the related Timeshare Loan Servicing Files to the Seller or its designee; provided, however, that with respect to any Timeshare Loan File or Timeshare Loan Servicing File related to a Timeshare Loan that has been substituted by a Qualified Substitute Timeshare Loan, the Depositor shall not cause the Custodian or the In-Transit Custodian, as the case may be, and the Servicer to release the related Timeshare Loan File and the Timeshare Loan Servicing File, respectively, until the Agent and the Servicer receive a Trust Receipt or an In-Transit Trust Receipt, as the case may be, for such Qualified Substitute Timeshare Loan.
          (h) Sole Remedy. It is understood and agreed that the obligations of the Seller to repurchase or substitute Timeshare Loans contained in Section 6(a) hereof and the obligation of the Seller to indemnify pursuant to Section 8 hereof shall constitute the sole remedies for the breaches of any representation or warranty contained in Section 5(a) or Section 5(b) hereof.
          SECTION 7. Additional Covenants of the Seller. The Seller hereby covenants and agrees with the Depositor as follows:
          (a) The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders applicable to it and its business and properties.
          (b) The Seller shall preserve and maintain its existence (corporate or otherwise), rights, franchises and privileges in the jurisdiction of its organization and, if applicable, all necessary sales finance company licenses.
          (c) On or prior to each Funding Date or a Transfer Date, as applicable, the Seller shall indicate in its computer files and other records that each Timeshare Loan has been sold to the Depositor and subsequently pledged to the Indenture Trustee for the benefit of the Noteholders.
          (d) The Seller shall respond to any inquiries with respect to ownership of a Timeshare Loan by stating that such Timeshare Loan has been sold to the Depositor and that the Depositor is the owner of such Timeshare Loan and that such Timeshare Loan has been pledged to the Indenture Trustee for the benefit of the Noteholders.
          (e) On or prior to the Amendment Closing Date, the Seller shall file or cause to be filed, at its own expense, financing statements in favor of the Depositor with respect to the Conveyed Timeshare Property meeting the requirements of state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the acquisition of the Conveyed Timeshare Property by the Depositor from the Seller, and shall deliver file-stamped copies of such financing statements to the Depositor and the Indenture Trustee for the benefit of the Noteholders.
          (f) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Depositor may reasonably request, to perfect, protect or more fully evidence the sale of the Timeshare Loans, or to enable the Depositor to

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exercise and enforce its rights and remedies hereunder or under any Timeshare Loan including but not limited to powers of attorney, Uniform Commercial Code financing statements and assignments of Mortgage and Right-to-Use Agreements and Installment Sale Contracts. The Seller hereby appoints the Depositor as attorney-in-fact, which appointment is coupled with an interest and is therefore irrevocable, to act on behalf and in the name of the Seller to enforce obligations of the Seller hereunder.
          (g) Any change in the legal name of the Seller and any use by it of any trade name, fictitious name, assumed name or “doing business as” name occurring after the Closing Date shall be promptly disclosed to the Depositor in writing.
          (h) Upon the discovery or receipt of notice of a breach of any of its representations or warranties and covenants contained herein, the Seller shall promptly disclose to the Depositor, in reasonable detail, the nature of such breach.
          (i) The Seller shall immediately transfer to the Depositor or its assignee, as applicable, any payment it receives in respect of the Conveyed Timeshare Property.
          (j) In the event that the Seller or the Depositor or any assignee of the Depositor should receive actual notice of any transfer taxes arising out of the transfer, assignment and conveyance of any Conveyed Timeshare Property, on written demand by the Depositor, or upon the Seller otherwise being given notice thereof, the Seller shall pay, and otherwise indemnify and hold the Depositor and any of its assignees harmless, on an after-tax basis, from and against any and all such transfer taxes.
          (k) The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges could not reasonably be expected to materially adversely affect the collectibility of the Conveyed Timeshare Property or the ability of the Seller to perform its obligations under this Agreement and any of the Transaction Documents to which it is a party.
          (l) The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Obligor Notes at the address of the Seller listed herein or, upon 30 days’ prior written notice to the Depositor and the Indenture Trustee, at any other location in jurisdictions where all actions reasonably requested by the Depositor to protect and perfect the interest in the Obligor Notes, Right-to-Use Agreements and Installment Sale Contracts under the applicable Uniform Commercial Code have been taken and completed within 10 days of such notice. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Obligor Notes, Right-to-Use Agreements and Installment Sale Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all

12

(including, without limitation, records adequate to permit the daily identification of each Obligor Note, Right-to-Use Agreement and Installment Sale Contract) and all payments made with regard to the related Conveyed Timeshare Property prior to and on the Closing Date, each Funding Date or each Transfer Date, as applicable.
          (m) The Seller shall authorize and file such continuation statements and any other documents reasonably requested by the Depositor or which may be required by law to preserve and protect the interest of the Depositor hereunder in and to the Conveyed Timeshare Property.
          (n) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Depositor may reasonably request, to perfect, protect or more fully evidence the Conveyed Timeshare Property, or to enable the Depositor to exercise and enforce its rights and remedies hereunder or under any of the other Transaction Documents to which it is a party. The Seller has delivered to the Custodian a Lost Note Affidavit in the form of Exhibit C hereto in each instance where it is unable to provide a signed original Obligor Note, and the Depositor agrees that such Lost Note Affidavit shall be sufficient to satisfy its obligations hereunder.
          (o) The Seller authorizes the Depositor to file continuation statements, and amendments thereto, relating to the Conveyed Timeshare Property and all payments made with regard to the Conveyed Timeshare Property without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. The Depositor confirms that it is not its present intention to file a photocopy or other reproduction of this Agreement as a financing statement, but reserves the right to do so if, in its good faith determination, there is at such time no reasonable alternative remaining to it.
          (p) In the event that the Seller shall have received any insurance proceeds and such proceeds are not payable to an Obligor, the Seller shall promptly remit such insurance proceeds to the Indenture Trustee for deposit into the Collection Account.
          SECTION 8. Indemnification.
          (a) The Seller agrees to indemnify the Depositor, the Issuer, the Indenture Trustee, the Noteholders, the Agent and the Purchasers (each an “Indemnified Party”, collectively, the “Indemnified Parties”) against any and all claims, losses, liabilities, (including legal fees and related costs) that such Indemnified Parties may sustain directly or indirectly related to (x) any inaccuracy or breach of the representations and warranties of the Seller under Section 5 hereof and (y) a failure by the Seller to perform any of its obligations under the Transaction Documents (“Indemnified Amounts”) excluding, however: (i) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party; (ii) any recourse for any uncollectible Timeshare Loan not related to a breach of representation or warranty; (iii) recourse to the Seller for a 60-Day Plus Delinquent Loan; (iv) Indemnified Amounts attributable to any violation by an Indemnified Party of any requirement of law

13

related to an Indemnified Party; or (v) the operation or administration of the Indemnified Party generally and not related to this Agreement. The Seller shall: (x) promptly notify the Depositor and the Indenture Trustee if a claim is made by a third party with respect to this Agreement or the Timeshare Loans, and relating to (i) the failure by the Seller to perform its duties in accordance with the terms of this Agreement or (ii) a breach of the Seller’s representations, covenants and warranties contained in this Agreement, and (y) assume (with the consent of the related Indemnified Party, which consent shall not be unreasonably withheld) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against it or the related Indemnified Party in respect of such claim. If the Seller shall have made any indemnity payment pursuant to this Section 8 and the recipient thereafter collects from another Person any amount relating to the matters covered by the foregoing indemnity, the recipient shall promptly repay such amount to the Seller.
          (b) The Seller agrees to pay, and to indemnify, defend and hold harmless the Depositor, the Issuer, the Indenture Trustee, the Noteholders, the Agent and the Purchasers from, any taxes which may at any time be asserted with respect to, and as of the date of, the transfer of the Conveyed Timeshare Property to the Depositor hereunder and the further pledge by the Depositor to the Issuer, including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes (but not including any federal, state or other taxes arising out of the creation of the Depositor and the issuance of the Notes) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Seller under this Agreement or the Servicer under the Indenture or imposed against the Depositor, the Issuer, a Noteholder or otherwise. Notwithstanding any other provision of this Agreement, the obligation of the Seller under this Section 8(b) shall not terminate upon the resignation or removal of the Servicer pursuant to the Indenture and shall survive any termination of this Agreement.
          (c) The obligations of the Seller under this Section 8 to indemnify the Indemnified Parties shall survive the termination of this Agreement and continue until the Notes are paid in full or otherwise released or discharged.
          SECTION 9. No Proceedings. The Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, or join any Person in instituting, against the Depositor or any Resort, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year plus one day since the latest maturing Notes issued by the Issuer.
          SECTION 10. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated, or delivered as to each party hereto, at its address set forth under its name on the signature page hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed. To the extent that any

14

Purchaser which the Agent has confirmed holds at least a 15% interest in the Notes shall give written direction to any of the parties hereto that it wishes to directly receive copies of any notices and other communications that the Agent is entitled to receive hereunder, the parties hereto agree to comply with such direction.
          SECTION 11. No Waiver; Remedies. No failure on the part of the Seller, the Depositor or any assignee thereof to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.
          SECTION 12. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Seller, the Depositor and their respective successors and permitted assigns. Any assignee shall be an express third party beneficiary of this Agreement, entitled directly to enforce this Agreement. The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Depositor and any of its assignees. The Depositor may, and intends to, assign all of its rights hereunder to the Issuer and the Seller consents to any such assignment. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Section 5 hereof and the repurchase or substitution and indemnification obligations shall be continuing and shall survive any termination of this Agreement but such rights and remedies may be enforced only by the Depositor.
          SECTION 13. Amendments; Consents and Waivers. No modification, amendment or waiver of, or with respect to, any provision of this Agreement, and all other agreements, instruments and documents delivered thereto, nor consent to any departure by the Seller from any of the terms or conditions thereof shall be effective unless it shall be in writing and signed by each of the parties hereto and the written consent of the Agent on behalf of the Required Purchasers is given and, to the extent the Notes are rated, confirmation from the Rating Agencies that such action will not result in a downgrade, withdrawal or qualification of any rating assigned to a Class of Notes. The Depositor shall provide the Agent, the Indenture Trustee, the Noteholders and, to the extent any Notes are rated, the Rating Agencies with such proposed modifications, amendments or waivers. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand by the Seller in any case shall, in itself, entitle it to any other consent or further notice or demand in similar or other circumstances. The Seller acknowledges that in connection with the intended assignment by the Depositor of all of its right, title and interest in and to the Conveyed Timeshare Property to the Issuer, the Issuer, as Issuer, intends to issue the Notes, the proceeds of which will be used by the Issuer to purchase the Timeshare Loans from the Depositor.
          SECTION 14. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction. Without limiting the generality of the foregoing, in the event that a Governmental Authority determines that the

15

Depositor may not purchase or acquire the Conveyed Timeshare Property, the transactions evidenced hereby shall constitute a loan and not a purchase and sale, notwithstanding the otherwise applicable intent of the parties hereto, and the Seller shall be deemed to have granted to the Depositor as of the date hereof, a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under, whether now owned or existing, or hereafter acquired or arising, the Conveyed Timeshare Property and the related property as described in Section 2 hereof.
          SECTION 15. GOVERNING LAW; CONSENT TO JURISDICTION.
          (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).
          (B) THE SELLER AND THE DEPOSITOR HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER AND THE DEPOSITOR EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF THE SELLER OR THE DEPOSITOR TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEM TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.
          SECTION 16. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
          SECTION 17. Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.
[Signatures on next page]

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DIAMOND RESORTS FINANCE HOLDING COMPANY, as Seller

By:	/s/ David F. Palmer

Name: David F. Palmer
Title: Executive Vice President

	Address:	10600 West Charleston Boulevard
Las Vegas, Nevada 89135
	Attention:	General Counsel
	Telephone:	702-823-7560
	Facsimile:	702-765-8610

DIAMOND RESORTS DEPOSITOR 2008 LLC, as Depositor

By:	/s/ David F. Palmer

Name: David F. Palmer
Title: Executive Vice President

	Address:	10600 West Charleston Boulevard
Las Vegas, Nevada 89135
	Attention:	General Counsel
	Telephone:	702-823-7560
	Facsimile:	702-765-8610

S-1

Schedule I
Representations and Warranties as to Timeshare Loans
     (a) All federal, state or local laws, rules or regulations, including, without limitation, those relating to usury, truth-in-lending, real estate settlement procedure, land sales, the offer and sale of securities, consumer credit protection and equal credit opportunity or disclosure, applicable to the Timeshare Loan or the sale of the Timeshare Interest have been complied with in all material respects such that any violation of any such law, rule or regulation would not impair the collectibility of such Timeshare Loan. The applicable rescission period has expired.
     (b) Other than an Eligible In-Transit Loan, the Timeshare Loan has cleared escrow.
     (c) The related Obligor has not been released, in whole or in part, from any of its material obligations in respect of the Timeshare Loan. The applicable Obligor Note, Right-to-Use Agreement or Installment Sale Contract has not been satisfied, canceled, rescinded or subordinated, in whole or in part, and no instrument has been executed that would effect any such satisfaction, release, cancellation, subordination or rescission.
     (d) The sale of the Timeshare Interest has not been canceled by the applicable Obligor or any Originator. Any statutory or other applicable cancellation or rescission period related to the sale of the Timeshare Interest has expired. The Timeshare Interest purchased by the applicable Obligor has not been surrendered in accordance with the terms of the relevant Purchase Contract.
     (e) Each of the related Mortgage, Purchase Contract, Installment Sale Contract, Installment Sale Notice, Obligor Note or Right-to-Use Agreement, and each other document in the related Timeshare Loan File is genuine and the legal, valid and binding obligation of the applicable Obligor, is enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law), and is not subject to any dispute, right of setoff, recoupment, counterclaim, or defense of any kind, whether arising out of transactions concerning such Timeshare Loan or otherwise, and no such right has been asserted with respect thereto.
     (f) Other than with respect to an Eligible In-Transit Loan, all of the related Timeshare Loan Servicing Files for such Timeshare Loan have on or prior to the Funding Date (or the related Transfer Date) been obtained by the Servicer and all the related Timeshare Loan Files are in the possession of the Custodian, the Custodian has issued a Trust Receipt (as defined in the Custodial Agreement) therefor and no Material Exceptions (as defined in the Custodial Agreement) have been cited by the Custodian. With respect to an Eligible In-Transit Loan, all of the related Timeshare Loan Servicing Files for such Timeshare Loan have on or prior to the Funding Date (or the related Transfer Date) been obtained by the Servicer and all the related Timeshare Loan Files are in the possession of the In-Transit Custodian, the In-Transit Custodian has issued an In-Transit Trust Receipt (as defined in the In-Transit Custodial Agreement)
Purchase Agreement

Schedule I-1

therefor and no In-Transit Material Exceptions (as defined in the In-Transit Custodial Agreement) have been cited by the In-Transit Custodian.
     (g) The related Obligor Note is payable in United States Dollars.
     (h) The related Obligor has no bona fide claim against any Originator or affiliate thereof, or any defense, set off or counterclaim.
     (i) Such Timeshare Loan is not more than 30 days delinquent (without giving effect to any applicable grace period) on any payment of principal or interest as of the related Cut-Off Date.
     (j) The aggregate amount owing from the related Obligor with respect to all Securitized Timeshare Loans does not exceed $100,000 in the aggregate.
     (k) The related Obligor Note evidences a fully amortizing debt obligation, with fixed monthly payments for a term not exceeding 180 months.
     (l) The related Obligor Note may be prepaid in full without penalty.
     (m) The related Obligor has been instructed to remit all payments to the Centralized Lockbox Account or such other lockbox account(s) at Approved Financial Institutions that are subject to a Deposit Account Control Agreement approved by the Agent.
     (n) The related Obligor is not (i) a Person (other than an individual) that is affiliated with or employed by Diamond Resorts Corporation or any of its Affiliates, including the Servicer, or (ii) a Governmental Authority.
     (o) [Reserved]
     (p) The applicable assignment of Mortgage, Installment Sale Contract, Installment Sale Notice, or Right-to-Use Agreement and the endorsement of the related Obligor Note constitutes a duly executed, legal, valid, binding and enforceable assignment or endorsement, as the case may be, of such related Mortgage, related Installment Sale Contract, related Installment Sale Notice, related Right-to-Use Agreement and related Obligor Note, and all monies due or to become due thereunder, and all proceeds thereof.
     (q) All of the condominium and apartment units related to the Timeshare Loans in the Resorts are located in buildings whose construction has been completed and certificate of occupancy has been issued, in the manner required by applicable state and local laws.
     (r) In the case of an Obligor Note secured by a Mortgage or an Installment Sale Contract, the related Timeshare Property constitutes a fee interest in real property at one of the Resorts. The related Mortgage has been duly filed and recorded with all appropriate governmental authorities in all jurisdictions in which such related Mortgage is required to be filed and recorded to create a valid, binding and enforceable first Lien on the related Timeshare Property and such related Mortgage creates a valid, binding and enforceable first Lien on the related Timeshare Property, subject only to Permitted Liens; and the Seller, to the extent
Purchase Agreement

Schedule I-2

applicable, is in compliance with such Permitted Liens respecting the right to the use of such related Timeshare Property. In the case of a Right-to-Use Agreement related to a Timeshare Loan, the related Timeshare Property, if any, is an apartment or unit at a Resort and the related Right-to-Use Agreement grants the related Obligor the right to use and occupy one or more apartments or units at a Resort. The related Right-to-Use Agreement has been duly filed and recorded with all appropriate governmental authorities in all jurisdictions in which such related Right-to-Use Agreement is required to be filed and recorded to enable the Depositor and its assigns to enforce the revocation and termination rights granted in the Right-to-Use Agreement. In the case of an Installment Sale Contract, the related Installment Sale Notice has been recorded in the appropriate jurisdiction to give notice that the holder of such Installment Sale Contract is obligated to sell the Timeshare Interest upon completion of the Installment Sale Contract.
     (s) Immediately prior to any transfer contemplated pursuant to this Agreement of Timeshare Loans from the Seller to the Depositor, the Seller will own full legal and equitable title to each such Timeshare Loan, free and clear of any Lien or ownership interest in favor of any other Person. All of the Seller’s right, title and interest in and to each such Timeshare Loan has been validly and effectively transferred to the Seller pursuant to the Purchase Agreement. Immediately prior to any transfer contemplated pursuant to this Agreement of Timeshare Loans from the Seller to the Depositor, the Seller will own full legal and equitable title to each such Timeshare Loan, free and clear of any Lien or ownership interest in favor of any other Person. All of the Seller’s right, title and interest in and to each such Timeshare Loan has been validly and effectively transferred to the Depositor pursuant to this Agreement.
     (t) The related Mortgage, Right-to-Use Agreement, Installment Sale Notice or Installment Sale Contract, as the case may be, contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Timeshare Interest of the benefits of the security interests or other remedies intended to be provided thereby, including by judicial foreclosure or other applicable remedies. There is no exemption available to the related Obligor which would interfere with the mortgagee’s right to foreclose such related Mortgage, if applicable, or the Transferee’s right to enforce its revocation and termination rights under the related Right-to-Use Agreement other than that which may be available under applicable bankruptcy, debt relief, homestead statutes or the Servicemembers Relief Act or a similar, applicable law of the country in which a Resort is located if other than the United States.
     (u) The Timeshare Loan is not and has not been secured by any collateral except the Lien of the related Mortgage or Installment Sale Notice or rights and remedies in the related Right-to-Use Agreement or Installment Sale Contract and Right-to-Use Interest, as the case may be.
     (v) Such Timeshare Loan, if secured by a Mortgage, is covered by a form of lender’s title insurance policy or commitment issued by a title insurer qualified to do business in the jurisdiction where the related Timeshare Property is located, insuring the applicable Originator and its successors and assigns as to the first priority Lien of the related Mortgage in an amount equal to the Loan Balance of such Timeshare Loan at origination. Such lender’s title insurance policy, if actually issued, is in full force and effect. No claims have been made under such lender’s title insurance policy, if any, and no prior holder of such Timeshare Loan, including the
Purchase Agreement

Schedule I-3

applicable Originator, has done or omitted to do anything which would impair the coverage of such lender’s title insurance policy.
     (w) Interest is calculated on each Timeshare Loan on a simple interest basis.
     (x) The proceeds of each Timeshare Loan have been fully disbursed and no Timeshare Loan requires any additional performance by any Person.
     (y) The terms of each Mortgage, Right-to-Use Agreement, Installment Sale Contract, Installment Sale Notice and Obligor Note have not been modified in any material respect.
     (z) Each Timeshare Loan secured by a Mortgage or an Installment Sale Contract is principally and directly secured by an interest in real property.
     (aa) Each Timeshare Loan secured by a Mortgage requires the Obligor to pay all taxes, insurance premiums and maintenance costs with respect to the related Timeshare Property. Each Timeshare Loan secured by a Right-to-Use Agreement or Installment Sale Contract requires the Obligor to pay all maintenance costs with respect to the related Timeshare Property. There are no delinquent taxes, ground rents, water charges, sewer rents, or assessments outstanding with respect to any of the Timeshare Properties, nor any other material outstanding Liens affecting the Timeshare Properties, other than Permitted Liens.
     (bb) No consent, approval, order or authorization of, and no filing with or notice to, any court or governmental authority in respect of any Obligor is required which has not been obtained in connection with the transfer of any Timeshare Loans to the Seller or the Depositor or in connection with the pledge of any Timeshare Loans to the Indenture Trustee.
     (cc) No selection procedures reasonably believed by the Seller to be adverse to the Noteholders were utilized in selecting any Timeshare Loans.
     (dd) Each Obligor Note constitutes an “instrument” under the Uniform Commercial Code of the jurisdiction in which such Obligor Note will at all times be located. Each Timeshare Loan which is not evidenced by an Obligor Note constitutes either “tangible chattel paper” or a “payment intangible” within the meaning of the Uniform Commercial Code in which such tangible chattel paper is located, in the case of tangible chattel paper, or within the meaning of the Uniform Commercial Code of the State of Delaware in the case of a payment intangible. There is no more than one original executed copy of each Obligor Note, each Right-to-Use Agreement or Installment Sale Contract.
     (ee) A minimum down payment of 10% of the sale price of the Timeshare Interest securing such Timeshare Loan has been duly paid, in cash (which cash down payment may, in the case of an Upgraded Timeshare Loan, be represented by the difference between the sale price and principal payments on such Timeshare Loan since its date of origination), by the related Obligor.
     (ff) The related Obligor has not previously had any portion of a scheduled payment delinquent for more than 180 days on a Timeshare Loan.
Purchase Agreement

Schedule I-4

     (gg) The Timeshare Loan was originated in compliance with Underwriting Guidelines attached hereto as Exhibit D (as such Underwriting Guidelines may be amended from time to time in the manner provided for by the Transaction Documents).
     (hh) Such Timeshare Loan is not more than 30 or more days’ delinquent in making the first scheduled payment, unless the applicable Obligor has thereafter made at least six consecutive monthly payments on a timely basis.
     (ii) Such Timeshare Loan, when aggregated with all other Timeshare Loans transferred on the same date shall not cause the weighted average FICO score of the Obligors related to such Timeshare Loans to be less than 700.
     (jj) Such Timeshare Loan, when aggregated with all other Borrowing Base Loans shall not cause the weighted average FICO score of the related Obligors to be less than 675.
     (kk) The Local Counsel Opinion Requirement with respect to the related Resort or Collection has been satisfied.
     (ll) With respect to any Right-to-Use Loan, all timeshare property and other real estate interests which are identified as available for use by owners of Right-to-Use Interests is (i) titled in the name of the Collection Trustee and is held in trust, free and clear of any Lien or ownership interest in favor of any Person, (ii) is covered by a title insurance policy issued by a title insurer qualified to do business in the jurisdiction where such timeshare property or other real estate interest is located and (iii) is related to a Collection.
     (mm) With respect to any Right-to-Use Loan, none of the related Collection Developer, Collection Trustee and/or Collection Association is in default under the related Collection Trust Agreement or has caused the ratio of Points to available intervals or units to fall below required levels.
     (nn) With respect to an Installment Sale Contract, the related Local Counsel Opinion Requirement has been satisfied.
     (oo) No holder of the Timeshare Loan has any existing or future obligations or liabilities with respect to such Timeshare Loan or the related Obligor.
Purchase Agreement

Schedule I-5

Schedule II
Representations and Warranties as to Resorts
     (a) Timeshare Interests.
          (i) The sale, offering for sale and financing of Timeshare Interests (A) do not constitute the sale, or the offering for sale, of securities subject to registration requirements of the Securities Act or any state or foreign securities laws, (B) except to the extent that any such violation(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate Timeshare Laws or any other law of any state or foreign country in which sales or solicitation of Timeshare Interests occur and (C) except to the extent that any such violation(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate any consumer credit or usury laws of any state or foreign country in which sales or solicitations of Timeshare Interests occur. Except to the extent that any such failure(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Diamond Resorts Entities have not failed to make or cause to be made any registrations or declarations with any Governmental Authority necessary to the ownership of the Resorts or to the conduct of their business, including laws and regulations applicable to their business and activities, the operation of the Resorts and the sale, or offering for sale, of Timeshare Interests. Except to the extent that any such noncompliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Diamond Resorts Entities have, to the extent required by their activities and businesses, complied with all laws and regulations applicable to their businesses and activities.
          (ii) Schedule III (II(a)(ii)) hereto sets forth, with respect to each Resort, (A) the states and countries in which Timeshare Interests with respect to such Resort are being sold or marketed, (B) if such Resort is a Points Based Resort and (C) for each Points Based Resort, the trust or other entity that is the owner of the real property rights with respect to such Resort. The applicable Diamond Resorts Entity has filed in each jurisdiction in which such filing is a legal prerequisite to the marketing of the Timeshare Interests therein all applicable documents with the appropriate Governmental Authorities required to authorize the sale of Timeshare Interests in such jurisdictions and has subjected each Resort to certain limitations, restrictions, conditions and covenants as described in the timeshare declarations and as hereinafter set forth in accordance with the provisions of any applicable laws, statutes or regulations (such laws, statutes or regulations and all amendments, modifications or replacements thereof and successors thereto, and all regulations and guidelines promulgated thereunder or with respect thereto, now or hereafter enacted, being hereinafter collectively referred to as the “Timeshare Laws”), except for any failure to make such filings or any failure to subject each Resort to certain limitations, restrictions, conditions and covenants that could that are not reasonably be expected to have a Material Adverse Effect. All material documents used in connection with the creation of the Timeshare Interests, the sale of the Timeshare Interests and the operation of the Resort as a timeshare resort, including, without limitation, the Declaration (as hereinafter defined), by-laws and rules and regulations of the homeowner’s association, the management agreement, the form of contract of sale and deeds, and all other documents used by the Diamond Resorts Entities in connection with the sale of Timeshare Interests, and the operation of the Resort as a timeshare
Purchase Agreement

Schedule II-1

resort and the regulation, management and administration thereof comply with all Timeshare Laws, except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect. As used herein, the term “Declaration” means the declaration in furtherance of a plan for subjecting the Resort to a timeshare form of ownership, which Declaration contains covenants, restrictions, easements, charges and liens and including, without limitation, provisions regarding the identification of Timeshare Interests and the common areas and the regulation and governance of the real property comprising the Resort as a timeshare regime.
     (b) Timeshare Interest Exchange Network. The exchange system operated by Diamond Resorts International Club, Inc. (f/k/a Club Sunterra, Inc.) (d/b/a THE Club) is being operated in compliance with all applicable Timeshare Laws, except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect. To the extent Diamond Resorts Entities have entered into written agreements with Resort Condominiums International, LLC, Interval International, Inc. or other exchange networks, such Diamond Resorts Entities are members and participants pursuant to validly executed and enforceable written agreements in Resort Condominiums International, LLC, and/or Interval International, Inc. and/or other exchange networks, as applicable. Such Diamond Resorts Entities have paid all fees and other amounts due and owing under such agreements and are not otherwise in default in any respect thereunder, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.
     (c) Common Areas. To the extent that Diamond Resorts Entities are obligated to construct common areas and amenities, the common areas and amenities appurtenant to sold Timeshare Interests, and the streets and other off-site improvements contained within the projects, have been completed or a bond insuring the completion thereof has been obtained, except to the extent that such failure to complete or post a bond is not reasonably likely to have a Material Adverse Effect, and such interests in such common areas are free and clear of all Liens except Permitted Liens.
     (d) Homeowners’ Association, Maintenance Fees and Developer Subsidies. All homeowners’ association, maintenance fees and/or developer subsidies, as applicable, required to be paid by any Diamond Resorts Entity and which are past due have been paid, except to the extent that such past due fees do not exceed $3,000,000 in the aggregate.
     (e) Condemnation. No condemnation or other proceeding in the nature of eminent domain has been commenced or, to any Diamond Resorts Entity’s best knowledge, is threatened or contemplated with respect to all or any portion of any Resort or for the relocation of roadways providing access to any Resort.
     (f) Utilities and Public Access. Each Resort has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Resort for its respective intended uses. All public utilities necessary to the full use and enjoyment of each Resort for are located either in the public right-of-way abutting such Resort (which are connected so as to serve such Resort without passing over the property) or in recorded easements serving such Resort for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
Purchase Agreement

Schedule II-2

     (g) Use of Property. Each Resort is used exclusively as a timeshare resort, hotel and/or other appurtenant and related uses.
     (h) Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Resort as a timeshare resort or hotel (collectively, the “Licenses”), have been obtained and are in full force and effect. Each applicable Diamond Resorts Entity shall keep and maintain all Licenses necessary for the operation of each Resort as a timeshare resort. The use being made of each Resort is in conformity with the certificate of occupancy issued for such Resort.
     (i) Flood Zone. None of the improvements on any Resort are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, flood insurance in commercially reasonable amounts is in full force and effect with respect to each Resort.
     (j) Physical Condition. Except as set forth on Schedule III (II-(j)), each Resort, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists on the Closing Date or any Transfer Date no structural or other material defects or damages in any Resort, whether latent (to the knowledge of the Diamond Resorts Entities or otherwise; and no Diamond Resorts Entity has received on the Closing Date or any Transfer Date notice from any insurance company or bonding company of any defects or inadequacies in any Resort, or any part hereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
     (k) Boundaries. All of the improvements which were included in determining the appraised value of each Resort lie wholly within the boundaries and building restriction lines of such Resort, and no improvements on adjoining properties encroach upon such Resort, and no easements or other encumbrances upon the applicable Resort encroach upon any of the improvements, so as to affect the value or marketability of the applicable Resort except those which are insured against by a title insurance policy.
     (l) Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of any Timeshare Property to the applicable Obligor have been paid.
     (m) Illegal Activity. No portion of any Timeshare Property has been or will be purchased with proceeds of any illegal activity.
     (n) Embargoed Person. None of the funds or other assets of any Diamond Resorts Entity constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law, including, but not limited to, the International
Purchase Agreement

Schedule II-3

Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or the Notes issued by the Issuer are in violation of law (“Embargoed Person”). No Embargoed Person has any interest of any nature whatsoever in any Diamond Resorts Entity with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or are in violation of law. None of the funds of any Diamond Resorts Entity have been derived from any unlawful activity with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or is in violation of law.
     (o) Management Agreements. Each Resort Association which a Diamond Resorts Entity or its Affiliate currently manages was duly organized and is validly existing. Each agreement to which a Diamond Resorts Entity or an Affiliate thereof is a party, pursuant to which management services are currently being performed with respect to a Resort (each, a “Management Agreement”), is in full force and effect. The applicable Diamond Resorts Entity or an Affiliate thereof has performed in all material respects all of its obligations under each such Management Agreement.
     (p) Insurance. Each Resort which is currently managed by a Diamond Resorts Entity or an Affiliate thereof is insured through the applicable Resort Association if there is one, and if not, through a Diamond Resorts Entity, in the event of fire or other casualty for the full replacement value thereof, and in the event that the Timeshare Properties should suffer any loss covered by casualty or other insurance, upon receipt of any Insurance Proceeds, the Associations, or a Diamond Resorts Entity, are required, during the time such Timeshare Properties are covered by such insurance, under the applicable governing instruments either to repair or rebuild the portions of the applicable Resorts or to pay such proceeds to the holders of any Mortgages secured by a timeshare estate in the portions of the applicable Resorts. Each Resort in the United States which is currently managed by a Diamond Resorts Entity or an Affiliate thereof and which is located in a designated flood plain maintains flood insurance in an amount not less than the maximum level available under the National Flood Insurance Program.
     (q) Litigation. No action, suit, proceeding or investigation is pending or, to the best of the knowledge of any Representing Party, threatened against any Resort Association or any Resort which is currently managed by a Diamond Resorts Entity or an Affiliate thereof that, if adversely determined, would have a material adverse impact on the Resorts, the Timeshare Property or the value of the Notes.
Purchase Agreement

Schedule II-4

Schedule III (II(a)(ii))
Marketing By States and Countries

		Point Based	If Points Based, Owner of
Name of Resort	Location of Sales[l,2,3]	Resort?	Real Property Rights
Bent Creek Golf Village	Sevier County, TN; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Cypress Pointe I	Orange County, FL; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Cypress Pointe II	Orange County, FL; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Daytona Beach Regency	Volusia County; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Desert Paradise	Clark County, NV; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Flamingo Beach Resort & Villas	No on-site sales; DRUSC locations	Yes	First National Trustee Company (UK) Ltd., as Trustee through its subsidiary, Saint Maarten Title Limited

Grand Beach I	Orange County, FL; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Grand Beach II	Orange County, FL; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Greensprings Vacation Resort	James City County, VA; DRUSC locations	Yes	First American Trust, FSB, as Trustee

The Historic Powhatan Resort	James City County, VA; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Island Links	No on-site sales; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Ka’anapali Beach	Maui, HI; DRHC locations	Yes	First American Trust, FSB, as Trustee

Schedule III-1

		Point Based	If Points Based, Owner of
Name of Resort	Location of Sales[l,2,3]	Resort?	Real Property Rights
Lake Tahoe	El Dorado County, CA; DRUSC and DRCC locations	Yes	First American Trust, FSB, as Trustee

London Bridge Resort	No on-site sales; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Marquis Villas Resort	No sales at this time	No	NA

The Point at Poipu	Kauai, HI; DRHC locations	Yes	First American Trust, FSB, as Trustee

Polo Towers Suites	Clark County, Nevada; DRUSC and DRCC Locations[4]	Yes	First American Trust, FSB, as Trustee

Polynesian Isles	No on-site sales; DRUSC Locations	Yes	First American Trust, FSB, as Trustee

The Ridge on Sedona Golf	Yavapai County, AZ; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Ridge Pointe	No on-site sales; DRUSC Locations	Yes	First American Trust, FSB, as Trustee

Royal Dunes at Port Royal	No sales at this time	No	NA

Royal Palm Beach	No on-site sales; DRUSC locations	Yes	First National Trustee Company (UK) Ltd., as Trustee through its subsidiary, Saint Maarten Title Limited

San Luis Bay Inn	San Luis Obispo County, CA; DRUSC and DRCC locations	Yes	First American Trust, FSB, as Trustee

Scottsdale Links Resort	Maricopa County, AZ; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Scottsdale Villa Mirage	No on-site sales; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Schedule III-2

		Point Based	If Points Based, Owner of
Name of Resort	Location of Sales[l,2,3]	Resort?	Real Property Rights
Sedona Springs	No on-site sales; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Sedona Summit	Yavapai County, AZ; DRUSC and DRHC locations	Yes	First American Trust, FSB, as Trustee

The Suites at Fall Creek	Taney County, MO; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Tahoe Beach & Ski Club	No on-site sales; DRCC Locations	Yes	First American Trust, FSB, as Trustee

Villas at Poco Diablo	No on-site sales; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Villas at Polo Towers	Clark County, NV; DRUSC and DRHC locations[4]	Yes	First American Trust, FSB, as Trustee

Villas de Santa Fe	No on-site sales; DRUSC locations	Yes	First American Trust, FSB, as Trustee

Villas of Sedona	No on-site sales; DRUSC locations	Yes	First American Trust, FSB, as Trustee

[1]	Diamond Resorts U.S. Collection (“DRUSC”) memberships are currently sold at sales centers located in the following states: Arizona, California, Florida, Missouri, Nevada, Tennessee, and Virginia (collectively referred to as “DRUSC locations”). DRUSC is registered, or exempt from registration or other regulations, to market or sell memberships in the following states: Alabama, Alaska, Arkansas, Arizona, California, Colorado, District of Columbia, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nevada, New Jersey, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Vermont, Washington, Wisconsin, and Wyoming.

[2]	Diamond Resorts Hawaii Collection (“DRHC”) memberships are currently sold at sales centers located in the following states: Hawaii (collectively referred to as “DRHC locations”). DRHC is registered, or exempt from registration or other regulations, to market or sell memberships in the following states: Alaska, Arizona, California, Georgia, Hawaii, Kansas, Michigan, Nevada, North Carolina, Texas, Vermont, Wisconsin, and Wyoming.

[3]	Diamond Resorts California Collection (“DRCC”) memberships are currently sold at sales centers located in the following states: California (collectively referred to as “DRCC locations”). DRCC is registered, or exempt from registration or other

Schedule III-3

regulations, to market or sell memberships in the following states: Alaska, California, Georgia, Kansas, Michigan, North Carolina, Vermont, Washington, Wisconsin and Wyoming.

[4]	This timeshare plan is registered for sale in Nevada, and some intervals are held by Diamond Resorts Polo Development, LLC

Schedule III-4

Schedule III (II(j))
Physical Condition
1.	The Developer was not the developer of the Poipu Point condominium (completed in 1993); the Ka’anapali Beach Vacation Resort (completed in 1988); The Villas at Polo Towers (completed in 2006) or Sedona Summit Resort (completed in 2007). As a result, the Association does not hold any warranties, express or implied, on the Collection accommodations or the component sites. The resort interests were conveyed to the Trustee “as is.”

2.	Ka’anapali Beach Resort

A lawsuit alleging a construction defect by the manufacturer of the rooftop space frame was filed by the Company or one or more of its affiliates (the “Developer”) in its pursuit to help the association in the matter of determining whether there are any grounds to seek relief against the manufacturer of said space frame. Settlement in the amount of $2.465MM has been reached with the three defendants and the case has been dismissed.

Water intrusion issues have also been discovered around the resort, including the sealant around the entire property, the driveway, porte-cochere and parking structure. The extent of the damage, recommendations for repair and evaluation of financial responsibility are currently being considered.

3.	The Point at Poipu

It has come to the attention of the Developer that the exterior walls of certain buildings in the Poipu Point condominium have experienced damage due to water intrusion. Exterior finishes are experiencing deterioration and distress in the form of delamination, bulging, and separation of finishes as well as corrosion staining. There has been significant corrosion of fasteners including screws for sheathing, as well as heavy gage nuts and bolts for structural connections; corrosion of load path (Simpson) ties; significant deterioration of underlying gypsum board sheathing due to water saturation; and decay of wood structural members, primarily glulam members due to water saturation.

Investigation indicates all 10 buildings in the Project are affected. The Board of Directors of the condominium association for Poipu Point is conducting a study to determine the scope and extent of the damage, and will make additional information available once it is known. At that time, the condominium Board will also formulate recommendations and determine what action will be necessary to remedy the damage. Costs will be incurred to repair damage and to prevent further damage and there may be a
Schedule III-5

special assessment to cover the costs of repair. The amount and nature of any such assessment will be dependent upon the actual cost to be incurred to repair the damage and what insurance, if any, may cover this damage. In terms of conducting repair work, it is contemplated that any required repairs will be staggered so as not to materially impair the operation of the Project. It is anticipated that repair schedules will occur in such a way so as to minimize the impact of the ability of the owners to obtain a reservation.

4.	Lake Tahoe Vacation Resort

Numerous instances of improper installation or construction techniques by the contractor have been discovered at Lake Tahoe Vacation Resort. These construction defects have resulted or may result in some structural defects, including water intrusion in the roof and the parking garage and in the bathrooms and exterior walls of a significant number of units at the resort. In order to secure the correction of these defects, the Developer filed an action against the contractor seeking repairs and in some instances replacement of physical components of the resort and correction of the effects of any resulting defects and/or water intrusion. This action settled for $25 million. A plan is currently being developed to make the necessary repairs to the resort, which will take several years to complete. The use of the affected units may be temporarily interrupted during the course of making the repairs.

5.	Palm Springs Marquis Villas

An unrelated party which is the holder of the master lease and use rights to sixty-three (63) units at this resort has been in bankruptcy for some time. Diamond Resorts has entered into a contract to purchase the bankrupt’s interest in this resort and, in the interim has been managing the resort. The contract gave Diamond Resorts until October 22, 2008 to receive approval of the Bureau of Indian Affairs for this acquisition. Since the contract was not timely approved by the BIA, it is possible that either through the lack of funds or default on the ground lease as a result of the bankruptcy, that Diamond Resorts will not be able to fulfill reservation requests at the resort.

6.	Daytona Beach Regency Porte Cochere

The underside Ceiling of the Porte Cochere fell into the driveway in August 2008. This ceiling had been repaired in 2004 after damage sustained during the 2004 Hurricanes. The contractor has been put on notice, The Porte Cochere was demolished and removed as required by the Fire Dept, at a cost of approx $150K. The estimated cost to replace is approx. $450K. A claim has been filed with our insurance carrier.

7.	Scottsdale Links

There are currently eleven (11) units dedicated to Diamond Resorts U.S. Collection (f/k/a Club Sunterra Vacations) that are actually not available for guest use and points being sold against this inventory are not supported because these units are being utilized for back office operations. In the meantime, Diamond Resorts U.S. Collection Development, LLC (the “DRUSC”) has used developer space to accommodate owner requests and
Schedule III-6

maintain the one-to-one property to points ratio required by law. DRUSC is currently evaluating the situation.

8.	Desert Paradise

There are currently eight (8) units at Desert Paradise Resort that are dedicated to Diamond Resorts U.S. Collection (f/k/a Club Sunterra Vacations) that are actually not available for guest use and points being sold against this inventory are not supported because these units are being utilized for back office operations. In the meantime, DRUSC has used developer space to accommodate owner requests and maintain the one-to-one property to points ratio required by law. DRUSC is currently evaluating the situation.

9.	Suites at Fall Creek Bank Erosion:

April 9th 2008, Heavy Rains caused Table Rock Lake to swell, forcing the Army Corp of Engineers to open up all 10 flood gates of Table Rock Dam sending fast moving water down to Lake Tanney Como. This resulted in high water levels and significant erosion of the banks behind buildings 7-8.

On April 24th, additional storms created more high water and flood gates were opened again. Extensive damage to the banks were noticed causing concern that there was insufficient embankment left to properly support several large trees behind buildings 9-12, with these trees possibly sliding down the embankment and in the process falling on the buildings. Reservations for Buildings 9-12 were suspended pending the trees being removed. As the area behind each building was cleared of trees, we inspected the embankment for stress marks, and were able to reopen buildings 9-12 within 4 days. Buildings 7 and 8 remained offline. The marina, dock and bait shop sustained heavy damage, and have been removed. The boats were retrieved from the water prior to sustaining any damage.

The insurance carrier was put on notice and a claim filed. Both DRI and the underwriters retained experts to determine the repair and remediation necessary to secure the buildings, marina and embankment. To date the underwriters have funded the costs related to the remediation and reconstruction the damage sustained. Building 8 was placed in service June 30th, 2009. Building 7 will be placed in service in June 2010 upon completion of a scheduled refurbishment. The marina, dock and bait shop, should be complete by the second quarter of 2010. While there are a lot of complex issues surrounding this claim, it is expected that the claim will settle by third quarter 2010.

Stair Towers:

Building 21: The walkways on each floor of the building constructed with concrete over wood. The wood is decaying causing the concrete to break down. The stair towers are attached to the wood through the concrete and cannot be supported. Repairs are in process.
Schedule III-7

10.	Polo Towers

As a result of a recent investigation into a cluster of Legionnaire’s disease cases, the Southern Nevada Health District (“SNHD”) and the Centers for Disease Control and Prevention (“CDC”) collected various samples of water and surfaces at Polo Towers. Legionella was found in samples from 5 rooms. Upon receipt of this information, these rooms were closed until further notice. SNHD required that a third party engineering firm be retained to survey the Polo Towers water distribution facility, that an improved plan for control, monitoring and prevention of Legionella be developed, and that appropriate communication be made to Polo Towers staff, owners and guests. The 5 rooms have been put back into service. In a letter dated September 15, 2009 from the SNHD, the SNHD closed its investigation. The Company fully cooperated with SNHD in this matter.
Schedule III-8

Exhibit A
Schedule of Timeshare Loans
(as updated from time to time, as required by the Purchase Agreement)

Purchase Agreement

A-l

Exhibit B
Form of Timeshare Loan Transfer Certificate
TRANSFER OF TIMESHARE LOANS
PURSUANT TO
PURCHASE AGREEMENT
DIAMOND RESORTS DEPOSITOR 2008 LLC
     This TRANSFER OF TIMESHARE LOANS (this “Subsequent Transfer Certificate”), dated                     , 200_, is acknowledged by Diamond Resorts Finance Holding Company, a Delaware corporation (the “Seller”) and Diamond Resorts Depositor 2008 LLC, a Delaware limited liability company (the “Depositor”). Capitalized terms not defined herein shall have the meanings assigned to them in or incorporated by reference in that certain Second Amended and Restated Purchase Agreement, dated as of August 31, 2010, by and between the Seller, as seller and the Depositor, as purchaser (the “Purchase Agreement”).
     The Seller, concurrently with the execution and delivery hereof, does hereby sell, transfer, assign and grant to the Depositor, pursuant to Section 2(a) of the Purchase Agreement, and the Depositor does hereby purchase and accept such transfer, assignment and grant, all right, title and interest of the Seller in and to (i) the Timeshare Loans listed on the Schedule of Timeshare Loans attached as Exhibit A to the Purchase Agreement and amended in regard to the Subsequent Timeshare Loans on the date hereof and (ii) the other Conveyed Timeshare Property related to such Timeshare Loans.
     This Transfer Certificate sets forth the following additional terms applicable to the Purchase Agreement in connection with this transfer of the Timeshare Loans:
     Section 1 Definitions
     “Transfer Date” means                    , 200_.
     “Cut-Off Date” means the close of business on                     , 200_.
     Section 2 Ratification of Agreement. As supplemented by this Transfer Certificate, the Purchase Agreement is in all respects ratified and confirmed and, as so supplemented by this Transfer Certificate, shall be read, taken and construed as one and the same instrument.
     Section 3 Governing Law. This Transfer Certificate shall be governed by, and construed in accordance with, the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law).

     Section 4 Counterparts. This Transfer Certificate may be executed in two counterpart copies, which copies taken together shall constitute one instrument.
[Signatures on next page]

     IN WITNESS WHEREOF, the Seller and the Depositor have caused this Transfer Certificate to be duly executed by their respective officers thereto duly authorized as of the date and year first above written.
SELLER:
DIAMOND RESORTS FINANCE HOLDING COMPANY

By:
Name:
Title:
Acknowledged and Agreed:
DEPOSITOR:
DIAMOND RESORTS DEPOSITOR 2008 LLC

By:
Name:
Title:

Exhibit C
Form Of Lost Note Affidavit
STATE OF
COUNTY OF
                         (“Affiant”), on behalf of and as                      of Diamond Resorts Finance Holding Company, a Delaware corporation (the “Seller”), being duly sworn, deposes and says:
     1. This Lost Note Affidavit is being delivered by the Affiant pursuant to Section 7(n) of the Second Amended and Restated Purchase Agreement (the “Agreement”), dated as of August 31, 2010 by and between the Seller and Diamond Resorts Depositor 2008 LLC, a Delaware limited liability company, as the purchaser. Unless otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Agreement.
     2. That                                                              has issued an [Obligor Note][Right-to-Use Agreement] [Installment Sale Contract] evidencing a Timeshare Loan dated                      in the principal amount of $                     [(the “Original Note”)] [(the “Original Agreement”)] [the “Original Contract”) to                     .
     3. The [Original Note] [Original Agreement] [Original Contract] has been lost, destroyed, or stolen so that it cannot be found or produced, and the Seller has not endorsed, assigned, sold, pledged, hypothecated, negotiated or otherwise transferred the [Original Note][Original Agreement] [Original Contract] or an interest therein.
     4. That the Seller has made a diligent effort to find the [Original Note][Original Agreement] [Original Contract].
     5. It is understood by the Seller that if the [Original Note] [Original Agreement] [Original Contract] is found, that it will surrender said [Original Note][Original Agreement] [Original Contract] to the Custodian or its permitted successors and assigns for cancellation.

     The foregoing affidavit was sworn to and subscribed before me this            day of                     ,            , by                     , as                                          of Diamond Resorts Finance Holding Company, who is personally known to me or who has produced                                          as identification and who did take an Oath.

(AFFIX NOTARIAL SEAL)	Notary Public, State of

(Name)
Commission Number:                                          My Commission Expires:

Purchase Agreement

C-l

Exhibit D
Credit Underwriting

D-1

POLICY AND PROCEDURE

Subject:	Credit Underwriting	Procedure No.: DRFS-00006

Scope:	Sales, Contracts, Accounting,	Revision Date: May 27, 2009
Controller, and other resort team
members

Location:	US Sales Centers / DRI Global	Effective: July 31, 2000
Headquarters
PURPOSE:
This policy establishes guidelines for Credit Underwriting. Any changes to this policy must be approved by the Chief Financial Officer.
POLICY:
1)	It is the objective of DRFS’s (“company”) credit underwriting policy is to be fair to all applicants and to evaluate all loan applications fairly based on the ability of the applicant to repay the debt in a timely manner.

2)	It is the objective of our contracts and underwriting processes to:
a.	produce loans that are conservatively underwritten with appropriate down payments consistent with the underlying credit risk;

b.	operate independent of the sales process;

c.	efficiently produce loans free of collateral taints and conflicts; and

d.	produce loans in compliance with applicable laws and regulations.
3)	Such objectives require a system of controls and checks and balances and will generate assets with appropriate balance of risk and reward that will well serve all of the Diamond Resorts constituents. The foregoing policy and processes must be applied completely and consistently.

4)	Prohibition Against Discrimination:

It is the policy of Diamond Resorts to review each loan on a case-by-case basis, to determine the creditworthiness of the applicant. In evaluating a credit application, DRFS will review and consider information that has a demonstrable relationship to the credit decision. The company shall not take into account or discriminate against any applicant on a prohibited basis, including discrimination:
a.	on the basis of race, color, religion, national origin, sex or marital status, or age (provided the applicant has the capacity to contract);

b.	because all or part of the applicant’s income derives from any public assistance program; or

c.	because the applicant has in good faith exercised any right under the Consumer Credit Protection Act or any state law upon which an exemption has been granted under said Act.

5)	Underwriting Process:

Diamond Resorts will review each loan application, taking into account the following guidelines and requirements.
a.	All new financed sales are subject to credit underwriting by DRFS.

b.	It is the responsibility of the sales site (Quality Assurance Officer or Sales manager) to advise the customer that the loan request is subject to underwriting approval.

c.	The credit underwriting will be authorized by personnel in the DRFS Contracts Department. (All persons authorized to make credit decisions on behalf of DRFS shall be granted this authority by the National Contracts Manager.)

d.	DRFS management or their designee will approve every financed sale before a loan is scheduled for escrow close. Such approval will include:
1.	a complete and accurate contract that is in compliance with Diamond Resorts policy, and

2.	a credit bureau report for all financed sales, including any transaction for existing owners; or

3.	when a credit report is not available, a Credit Exception Form as described below
Note: All exceptions will require documentation on a Credit Exception Form, which must accompany the document file and require signature approval by the VP Client Services, National Contracts Manager or the Director, Operations.

6)	Pender (sale status)
a.	If DRFS denies approval of a financed sale, the Sales Center will be advised and the contract may be returned for remediation. DRFS may classify the sale as a “pender” (see separate policy), thus allowing up to 60 days for remediation. Sales will be provided 10 days notice prior to expiration of the 60 day “pender” period. Given expiration of the 60 day “pender” period with no resolution, DRFS will effect cancellation of the sale and direct return of the escrow deposit to the customer

b.	Further, any related sales commissions will either be cancelled (if accrued and not paid) or netted against future commissions (if already paid.)
7)	Underwriting Criteria
a.	Credit underwriting is performed by reviewing the completed credit application and the credit bureau report and/or performance history with the company.

b.	All financed sales packages must include a completed credit application, signed by all borrowing parties.

c.	A credit report is required for all financed sales, including existing owners.

d.	Existing owners
a.	For upgrade or add-on transactions of existing owners, a credit report will be required, although credit may be granted considering their performance history with Diamond. In the case of an existing delinquency on an existing Diamond Resorts loan, applicants will be required to resolve this delinquency by making a separate payment to bring the loan current, i.e., such payment posted to the account, before they may proceed with the new transaction.

b.	No credit score or lack of history requires a minimum 30% down payment.
e.	When a credit report / risk score / credit history is not available, a Credit Exception Form (see Exhibit 1) must be completed with the reason clearly stated as to why the credit report / risk score / credit history is not available. Either the VP Client Services, National Contracts Manager or the Director, Operations must provide signature authorization for any and all exceptions per the Credit Exception Form. The credit report and/or Credit Exception Form must be included as part of the credit file. A credit exception will not delay the close of escrow.

f.	A minimum 30% down payment is required when no credit report is available.

g.	Minimum down payment (see Exhibit 2) in U.S. funds. Diamond Resorts employees or independent contractors may not contribute to this down payment in any form. The source of down payment must be the borrower(s). Should the down payment be contributed in whole or in part by a third party not participating in the credit transaction, the monies must be accompanied by a letter signed by that party indicating the money is a gift and is not expected to be repaid.

h.	No bankruptcy within the previous 12 months period for both deeded inventory and trust based sales. More specifically, no approvals for pre-settlement cases; a post-settlement period of 12 months required unless otherwise approved by the VP Client Services, National Contracts Manager or the Director, Operations.

i.	Judgments or liens on deeded property sales must be closed or meet the following criteria:

j.	Civil judgments or open public record’s less than 10K will not require exceptions.

k.	Tax liens less than 1K will not require exceptions

l.	All other civil judgments, open public records or tax liens that do not meet this criteria must be approved by the VP Client Services, National Contract Manager, or the Director of Operations.

m.	Civil judgments or liens on trust based sales shall not be a factor in extending credit for applicant(s) that otherwise qualifies in accordance with the current credit underwriting policy.
8)	Exceptions to Policy:

It is the expectation of DRFS that this policy will address the vast majority of sales transactions. However, the company recognizes that this policy cannot address every situation that is likely to arise in the purchase and lending process. Therefore, the company grants total authority to the VP Client Services, National Contracts Manager or the Director of Operations to grant exceptions to this policy on a discretionary basis. Each exception granted shall be documented in 1) the credit file. Notwithstanding such exception authority, all transactions must comply with applicable federal and state laws and regulations.

REVISION HISTORY

Date	Revision #	Modification
07/31/00	1.0	New document
01/19/01	2.0	Revised
03/14/01	3.0	Revised
03/29/01	4.0	Revised
03/30/01	5.0	Revised
06/01/01	6.0	Revised
08/27/01	7.0	Revised
06/01/02	8.0	Revised
07/19/02	9.0	Revised (distributed August 7, 2002)
01/27/03	10.0	Revised
07/11/03	11.0	Revised
01/02/04	11.1	Revised to correct approval permissions
07/23/04	11.2	Revised paragraph for Exceptions to Policy
04/25/05	12.0	Revisions to interest rates- effective 5/2/05
01/09/06	13.0	Revised (effective 6/30/2006)
04/17/07	14.0	Added grey paper, adjusted titles
06/14/07	14.1	Revised Underwriting criteria: Item 7: Judgments and/or Liens for Deeded Property Sales
06/14/07	14.2	Added Underwriting criteria: Item 8: Judgments and/ or Liens Trust for Based Sales

06/14/07	14.3	Added new term — 50% down w/0% interest for 12 month term
10/26/07	14.5	Added new term — Tier 1 10% down 180 month term
11/27/07	14.6	Revised Tier 1 a/d rate to 14.9% — effective 12/1/07
06/17/08	14.7	Update to Diamond Template
06/18/08	14.8	Revised — removed 180 month term effective 6/21/08
09/17/08	14.9	Revised — Eliminated surepay discount —; Eliminated Grey Paper financing option

04/08/09	15.0	Revised — Tier 1 added 15% @ 16.9%; Tier 1-3 Existing Owners 15% @ 14.9%; 25% @ 13.9%; added 84, 60 month terms to all options; Effective 4/8/09
05/27/09	15.1	Revised — Adjusted FICO limits for Tiers 1-7; Added grey paper for FICO <600; Credit exceptions automatically place loan as grey paper regardless of FICO score. Effective: 5/27/2009

Exhibit 1
Diamond Resorts Financial Services, Inc.
Credit Exception Form
Resort:                                             Contract #                                              Sale Date

Purchaser Name(s):

Sales Agent:                                             Sales Mgr:                                             QAO:
Credit Information:
Completed credit app: ___ Yes ___ No            FICO Score: _____ Down Pmt %: _____
Source of Down Pmt:                                                    Gift letter required? _____ yes _____ no
Exception Description:

Exception Justification:

Authorization By:
Name and Title*
Date:
(Note: only the VP Client Services, National Contracts Manager or the Director, Operations may authorize Credit exceptions. No person receiving monetary benefit from the sale may approve credit exceptions.)

Exhibit 2
EFFECTIVE 5/27/2009
DIAMOND RESORTS INTERNATIONAL®
CREDIT UNDERWRITING/SALES PROGRAM

		DOWN	INTEREST	TERM
FICO TIER	FICO SCORE	PAYMENT %	RATE %	(months)
Tier l	>800	10.00	15.9	120, 84, 60
		>14.99	14.9	120, 84, 60
		>24.99	13.9	120, 84, 60
Tier 2	700 – 799	10.00	17.9	120, 84, 60
		>14.99	16.9	120, 84, 60
		>24.99	15.9	120, 84, 60
Tier 1 – 2	>699	>49.99	12.9	120, 84, 60
Tier 3	650 – 699	10.00	17.9	120, 84, 60
		>14.99	16.9	120, 84, 60
		>24.99	15.9	120, 84, 60
Tier 4	600 – 649	>14.99	17.9	120, 84, 60
		>24.99	15.9	120, 84, 60
Tier 5	575 – 599	>29.99	17.9	120, 84, 60
Tier 6	525 – 574	>49.99	17.9	120, 84, 60
Tier 7	<525	100	n/a	n/a
For existing owners add-on, upgrade or wrap:
Tier 1 – 3	>649	10.00	15.9	120, 84, 60
		>14.99	14.9	120, 84, 60
		>24.99	13.9	120, 84, 60
Notes:
1.	Any loan with a FICO score less than 600 will be considered grey paper financing. Commissions will be paid based on the current grey paper policy of 50% regular commission paid when sale is made active, 25% of regular commission after 6 timely payments; 25% of regular commission after 12 timely payments.

2.	Any loan in which a credit exception is granted for any reason will fall into the grey paper financing category regardless of FICO Score. Commissions will be paid based on the current grey paper policy of 50% regular commission paid when sale is made active, 25% of regular commission after 6 timely payments; 25% of regular commission after 12 timely payments.

3.	A minimum 30% down payment is required when no credit report is available. The interest rate is determined per the actual rate in the above table, utilizing the 575 — 599 FICO SCORE range, given the level of down payment, i.e., “30.00 -which is currently 17.9%.

4.	For EXISTING OWNERS Tier 1 — 3 option: Down payments must be full cash to qualify for lower rate. (Equity cannot be applied to down payment amount).

5.	UPGRADES: Can either be paid-in-full or non-paid-in-full subject to Upgrade Contract Policy: 10% down payment on incremental sale amount for existing owners with a FICO >649; interest rate determined solely per above matrix (equity plus 10% cash down payment used to determine interest rate for 50% down payment option.) The “no credit report” minimum down payment requirement of 30% takes precedent over any and all existing owner down payment requirements.

6.	ADD ONS: Must receive 10% down payment for existing owners with a FICO >649. The rate on the add-on will be per the above table. The “no credit report” minimum down payment requirement of 30% takes precedent over any and all “existing-owner” down payment requirements.

7.	WRAPS: Must receive 10% down payment on the incremental sales amount for existing owners with a FICO >649. The rate on the wrap will be per the above table. The “no credit report” minimum down payment requirement of 30% takes precedent over any and all “existing-owner” down payment requirements.

8.	Civil Judgments and Open Public Record’s (including medical bills) must be closed or be less than $10,000.00 for deeded sales. Civil judgments or liens on trust based sales shall not be a factor in extending credit for applicants) that otherwise qualifies in accordance with the current credit underwriting policy.

9.	State and county tax liens must be closed or less than $1,000.

10.	Bankruptcies must be closed for a period of 12 months.

11.	Any financed sale not setup on the ACH, auto debit payment (savings or checking account) plan at point of sale will result in sales agent(s) commission reduction of 1% point.

12.	Cash-out discount option of 4% off net incremental sales price available at point of sale to buyers that cash out within 30 days from the sale date
REV. 5-27-09